Distribution Agreement for YAMIGO Five-phases Enzymes

THIS AGREEMENT is made on between Yambear Bio. Tech, Inc (hereinafter referred to as “Party A”) and Ganlin Hong (hereinafter referred to as “Party B”).

WHEREAS Party B is a distributor for the Products of “YAMIGO Five-phases Enzymes”, it is hereby mutually agreed as follows:

Article I	Products

Party B may distribute the Products of “YAMIGO Five-phases Enzymes Series”, including “YAMIGO Five-phases -Metal”, “YAMIGO Five-phases -Wood”, YAMIGO Five-phases -Water”, “YAMIGO Five-phases -Fire” and “YAMIGO Five-phases -Earth”.

Party B shall guarantee that the foresaid products should meet the national safety criteria as well as Intellectual property infringement is not involved. Party B has purchased a product liability insurance with a coverage of NT$20 million.

Article II	Territory

Party B hereby is granted exclusive right by Party A for distribution of the Products and may distribute them within the north district of Nan Shan Life Insurance Company in Taiwan. Party A reserves the distribution right of other sales channels and other districts in the same channel.

Within the territory mentioned above, Party B shall not contract with other manufacturers to distribute products of the same nature; while Party A shall not appoint any other party as a distributor to distribute the Products.

Article III	Term of this Agreement

The period commences on the day of ROC Mar 1, 102, and thereafter until the day of ROC Feb 28, 103. If Party B has already applied to set up a distribution company and acts as the legal representative, this Agreement shall be directly revised and the said company shall become Party B herein. Term of this Agreement remains the same.

Article IV	Purchase prices of the Products

The unit purchase prices of “YAMIGO Five-phases -Metal”, “YAMIGO Five-phases -Wood”, YAMIGO Five-phases -Water”, “YAMIGO Five-phases -Fire” and “YAMIGO Five-phases -Earth” are given yearly incremental quantity discounts as follows:

The purchase prices shall be at 50% discount of retail prices if the quantity is less than or equal to 3000 bottles;

The purchase prices shall be at 55% discount of retail prices if the quantity is more than 3001 bottles and less than or equal to 6000 bottles;

The purchase prices shall be at 60% discount of retail prices if the quantity is more than 6001 bottles.

Should any of the above-mentioned prices vary, Party A shall notify Party B in written form one month prior to when new prices take effect.

In principle, “YAMIGO Five-phases -Metal”, “YAMIGO Five-phases -Wood”, YAMIGO Five-phases -Water”, “YAMIGO Five-phases -Fire” and “YAMIGO Five-phases -Earth” shall not be sold at prices below 60% of retail prices pursuant to selling price system of Party A, including festival promotions.

Party B shall adjust the said retail prices if the purchase prices contained herein are revised by Party A.

The purchase prices for clients buying in large quantity and sub-distributors shall be determined by Party B with the prior approval of Party A.

Article V	Quantity-in

Party B shall start to purchase the Products within ten days after the execution of this Agreement. The Product is currently packaged in glass bottles with a volume of 720 ml and the small package of the Products contains 5 travel size bottles with 50 ml for each bottle. Three boxes of travel size bottles (50ml*5) are equivalent to one bottle (720ml). Party B shall purchase at least 1,500 bottles with a volume of 720 ml or the same total volume mixed with both packages in a year.

Party B shall purchase 24 bottles of “YAMIGO Five-phases -Metal”, “YAMIGO Five-phases -Wood”, YAMIGO Five-phases -Water”, “YAMIGO Five-phases -Fire” and “YAMIGO Five-phases -Earth” respectively for the first time.

Party B shall purchase the Products from Party A thereafter in accordance with sales volume and market demand. However, Five-phases enzymes products shall be purchased at least 60 bottles and in a multiple of 6 bottles (one case) at a time.

Article VI	Delivery

Party A shall deliver the Products to the specified address within one week after receiving order(s) and pay the freight expenses. Half of Party B’s order shall be deposited in the warehouse of Party A and sent to the specified clients as required (at least 12 bottles of one category at a time).

If Party B purchases more than 240 bottles at a time, the delivery period may be extended by thirty days, or Party A may deliver the Products in two batches (the rest shall be delivered within thirty days after delivery of the first batch).

After a purchase notice has been sent, without the consent of both parties, Party B shall not terminate the purchase of the Products. And Party A shall deliver the Products on time.

Article VII	Payment

Party B shall issue a cash check and a post-dated check for two months to Party A respectively as 50% of payment for two batches of the Products within three days after a purchase notice is sent to and confirmed by Party A. Otherwise, Party A may delay the delivery until it receives the checks. Furthermore, Party B shall settle the outstanding payment prior to placing order(s).

Article VIII	Priority in distribution

Within the period of this Agreement, Party B shall enjoy priority in distributing new products manufactured by Party A in the Territory.

Article IX	Replacement of flawed products

Party B shall notify Party A in writing for replacement within five days after flawed products are found. Party A shall replace the said products with flawless products of the same category and quantity within five days after receiving the notice for replacement of flawed products.

Article X	Labels of the Products

Party B shall not change or remove the private labels on packages and specifications of the Products without written consent of Party A.

Article XI	Trademark

Party B fully acknowledges that the trademark “YAMIGO Five-Phases Enzymes” solely belongs to Party A. Therefore, without written consent of Party A, Party B shall not use the said trademark to conduct businesses not in compliance with this Agreement.

Article XII	Technical support

To improve marketing performance and after-sales service of all the series of the Products, Party A shall provide the detailed information to salespersons of Party B, such as specifications, ingredients and functions; and the said salespersons shall be trained in marketing and may receive qualified certificates after at least four hours of training. If there are more than 25 salespersons in need of training, or the sales volume reaches the minimum threshold defined in Article V, Party A shall provide lecturers when Party B holds health seminar for life insurers. However, Party B shall pay for the event siting expenses, incidental expenses, personnel expenses and travel expenses for lecturers.

Party A may supply 1500 DMs free of charge at a time. Party B shall bear the printing expenses if more DMs are required.

Article XIII	Business meeting

Both parties shall call a business meeting every quarter, in which they may evaluate the market, exchange experience, negotiate orders, promote products, discuss public relations, advertisements and expenses, and so on. The minutes of the said meeting shall be reserved and checked by both parties.

Article XIV	Penalty

Both parties hereto shall abide by this Agreement. Should either party commit a breach of this Agreement or any regulation contained in laws and does not make any improvements after being notified in written form, this Agreement shall terminate, and the other party shall be indemnified against any loss and damage.

Article XV	Matters not mentioned herein

Matters not mentioned herein may be revised or supplemented in writing through negotiation pursuant to Civil Law and related regulations.

Article XVI	Valid amendments

During the term of this Agreement, if any amendment is necessary, it shall be made in written form by mutual consent of both parties.

Article XVII	Jurisdiction court

If any dispute or controversy arises out of this Agreement thereof and a lawsuit is necessary, both parties hereby submit and consent to the non-exclusive jurisdiction of the Kaohsiung Local Court.

Article XVIII	Delivery address

If the address of one party changes hereafter, it shall notify the other in written form. All notices required by this Agreement shall be deemed valid when sent by one party to the other, addressed as set out herein.

Article XIX	Counterparts

IN WITNESS WHEREOF, this agreement shall be executed in two counterparts. Each party shall hold one copy.

Party A: Yambear Bio-tech, Inc.

Representative: CHANG, Kung-Hsiung

Business Registration No.: 53886794

Address: 3F, No.10, Yuanxi 2nd Rd., Changzhi Township, Pingtung

Party B: Ganlin Hong

Address:

ROC Mar 1, 2013

*This agreement is made in Chinese and English. If there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.